EXHIBIT 10.29

AMENDMENT NO. 1 TO STOCKHOLDERS AGREEMENT

This Amendment No. 1 (the “Amendment”) made as of the 29th day of March, 2017, by and among Gosling-Castle Partners Inc. (f/k/a Gosling Partners Inc.), a Delaware corporation (the “Company”) and the persons listed on Schedule I set forth on Exhibit A attached hereto (the “Stockholders” and, individually, a “Stockholder”), amends the Stockholders Agreement, made as of the 18th day of February, 2005, by and among Gosling Partners Inc. and the Stockholders (the “Stockholders Agreement”).

WHEREAS, the Company and the Stockholders desire to amend the Stockholders Agreement to reflect the present ownership of the issued and outstanding stock of the Company in the amount shown opposite their names on Schedule I.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the mutual promises set forth below, the parties hereto, intending to be legally bound, agree as follows:

1.       Schedule I to the Stockholders Agreement is amended to reflect the present ownership of the issued and outstanding stock of the Company by the Stockholders in the amount shown opposite their names as set forth on Exhibit A attached hereto.

2.       Section 5 of the Stockholders Agreement is hereby amended to delete the sentence therein which reads, “If the Company proposes to issue any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, other than securities issued as a result of any stock split, stock dividend, reclassification, recapitalization or the like the Company will deliver to each Stockholder a written notice (the “New Issuance Notice”) not less than thirty (30) days prior to the date of completion of such issuance (the “New Issuance”).” and to replace it with the following sentence: “If the Company proposes to issue Common Stock or any other class of equity securities or securities convertible into or exchangeable or exercisable for Common Stock or any other class of equity securities (the class of equity securities, including Common Stock, referred to in the preceding sentence is hereinafter referred to as the “New Securities”), other than equity securities issued as a result of any stock split, stock dividend, reclassification, recapitalization or the like, the Company will deliver to each Stockholder a written notice (the “New Issuance Notice”) not less than thirty (30) days prior to the date of completion of such issuance (the “New Issuance”).”

3.       Section 6 of the Stockholders Agreement is amended to be replaced in its entirety with the following:

“6. Liquidation, Dissolution or Winding Up. [Reserved].”

4.       Section 7 of the Stockholders Agreement is hereby amended to be replaced in its entirety with the following:

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“7.       Certain Covenants. The Stockholders and the Company covenant and agree that they will cause the Company to comply with and observe the following covenants and provisions, unless with respect to a specific transaction, event or action that is subject to the provisions of this Section 7, the Company shall have been permitted to effect, participate in or proceed with such transaction, event or action pursuant to the approval of the members of the Board of Directors representing in the aggregate at least (A) 81% of the outstanding shares of Common Stock, and (B) either (1) the member of the Board of Directors appointed by E. Malcolm B. Gosling or (2) the member of the Board of Directors appointed by Gosling’s Limited:

(a)       The Company will not enter into or be a party to any material transaction, agreement or arrangement (an “Arrangement”) with any director, officer, employee or Stockholder of the Company or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such directors, officers, employees or Stockholders or members of their immediate families (collectively, a “Related Party”), except (i) if all material terms of such Arrangement are disclosed in advance to all Stockholders and such Arrangement is undertaken in the ordinary course of business and on terms not less favorable to the Company than it would obtain in a comparable arm’s length transaction with an unrelated third party; or (ii) if the Related Party Arrangement is in effect as of the date Amendment No. 1 to Stockholders Agreement.

(b)       The Company will use commercially reasonable efforts to enforce its rights under all Related Party Arrangements, and will not amend, terminate, waive, negotiate, settle, or otherwise modify any Related Party Arrangement (each, a “Company Action”), except if all material terms or details of such Company Action with respect to the Related Party Arrangement are disclosed in advance to all Stockholders and such Company Action with respect to the Related Party Arrangement is undertaken in the ordinary course of business and on terms not less favorable to the Company than it would obtain in a comparable arm’s length transaction with an unrelated third party.

(c)       The number of directors on the Company’s Board of Directors will remain at five (5).

(d)       The Company’s certificate of incorporation and bylaws will not be amended or otherwise modified.

(e)       The Company will not make any loan or advance, or incur any indebtedness, pledge or grant liens on any assets or guarantee, indemnify, assume, endorse or otherwise become responsible for the obligations of any other individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity, outside the ordinary course of the Company’s business.

(f)       The Company will not purchase, lease or otherwise acquire any real property or interest in real property.

(g)       The Company will not create or issue, or agree to create or issue, Common Stock or any other New Securities, or give, or agree to give, any option in respect of any Common Stock or any other New Securities.

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(h)       The Company will not commence any business or line of business which is inconsistent with the business of the Company as of the date Amendment No. 1 to Stockholders Agreement or make any fundamental changes to the nature of the business of the Company.

(i)       The Company will not acquire securities, except in the ordinary course of business, such as short term investments for working capital purposes; form any subsidiary; enter into any partnership or joint venture, except in the ordinary course of business, such as a distribution or reseller arrangement; or acquire all or substantially all of the assets of, or acquiring a controlling interest in, any other business or entity.

(j)       The Company will not sell or otherwise dispose of all or any material part of the Company’s assets or business.

(k)       The Company will not voluntarily liquidate or dissolve or file a voluntary petition by the Company pursuant to Chapter 7, Chapter 11 or Chapter 13 of Title 11 of the U.S. Code.

(l)       The Company will not merge, consolidate or reorganize, it being understood that this provision does not affect the right of Castle Brands Inc., itself, to engage in any such transaction.

(m)       The Stockholders and the Company will ensure that the Board of Directors does not delegate any of its rights, responsibilities or discretion to any committee thereof, or appoint or remove any committee members.

(n)       The Stockholders and the Company will not agree to take any action that, if consummated, would violate this Section 7.

5.       Section 11 of the Stockholders Agreement is hereby amended to delete the sentence therein which reads, “The Company plans to separately enter into a five year employment agreement with E. Malcolm B. Gosling, which agreement shall contain standard protective and non-compete provisions, and will endeavor to obtain at least $5,000,000 of Key Man Insurance on the life of E. Malcolm B. Gosling.” and to replace it with the following sentence: “The Company plans to separately enter into a consulting agreement with Gosling’s International, a Bermuda company, for an initial term of five years, which agreement will automatically renew for additional one-year terms unless either party gives 30 days’ advance written notice prior to the expiration of the then-current term. The consulting agreement shall contain standard protective and non-compete provisions. The $5,000,000 of Key Man Insurance in place on the life of E. Malcolm B. Gosling shall remain in effect. The parties hereto acknowledge and agree that if the parties were previously operating pursuant to an employment relationship between the Company and E. Malcolm B. Gosling, such employment relationship shall terminate, and the terms thereof, whether written and/or oral, shall have no further force and effect upon the Company and Gosling’s International entering into the consulting agreement pursuant to this Section 11.”

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6.       Sections 12-25 of the Stockholders Agreement are hereby renumbered as Sections 13-26 and the following new Section 12 shall be inserted:

“12. Manufacturing and Distribution Agreement. Gosling’s Limited and E. Malcolm B. Gosling shall use commercially reasonable efforts to cause Gosling’s Export (Bermuda) Limited (“GXB”) to enforce the Polar Agreement (as hereinafter defined). The parties shall cooperate in good faith in allocating costs and expenses relating to enforcement of the Polar Agreement between GXB, the Company and Castle. During the term of the Export Agreement, GXB will not make any amendments or modifications to Sections 2(a), 2(c), 4, 5 or 6 or Schedule A of the Polar Agreement (as defined below) that would adversely and directly affect the Company without the prior written consent of the Company. “Polar Agreement” means the Manufacturing and Distribution Agreement dated April 1, 2009, by and between GXB and Polar Corp., as amended by Amendment No. 1 thereto, dated March 29, 2017.”

7.       Section 19 of the Stockholders Agreement (renumbered from Section 18) is hereby amended to be replaced in its entirety with the following:

“19.       Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the Stockholders representing in the aggregate at least (a) 81% of the outstanding shares of Common Stock of the Company, including (b) either E. Malcolm B. Gosling or Gosling’s Limited; provided, however, no amendment shall be permitted that (i) imposes any obligation on a Stockholder to contribute capital to the Company or guaranty, indemnify, assume or otherwise become liable for any liability or obligation of the Company, or (ii) adversely and disproportionately effects any Stockholder, without the written consent of such Stockholder; and provided, further, that Stockholders proposing any such amendment shall send notice of any proposed amendment to all Stockholders at least ten (10) days in advance of such amendment becoming effective in order to permit the other Stockholders to communicate any concerns to the proposing Stockholders. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver to any subsequent beach or default of the same or similar nature.”

8.       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to its principles of conflicts of law.

9.       Capitalized terms used herein, unless otherwise defined herein, shall have the meanings set forth in the Stockholders Agreement.

10.       Except as specifically amended herein, the Stockholders Agreement shall remain in full force and effect in accordance with its terms.

11.       This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.       To the extent that any provision of this Amendment conflicts or is inconsistent with the terms of the Stockholders Agreement, this Amendment shall govern, it being agreed that in such event any provisions of the Stockholders Agreement required to be amended to give effect to this Amendment shall be deemed amended.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives effective as of the date first written above.

GOSLING-CASTLE PARTNERS INC.

By:	/s/ Richard Lampen
Name:	Richard Lampen
Title:	Director

STOCKHOLDERS:

/s/ E. Malcolm B. Gosling
E. Malcolm B. Gosling

GOSLING’S LIMITED

By:	/s/ Nancy Gosling
Name:	Dr. Nancy Gosling
Title:	President and Chief Executive Officer

CASTLE BRANDS INC.

By:	/s/ Richard Lampen
Name:	Richard Lampen
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Stockholders Agreement]

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EXHIBIT A

SCHEDULE I

Stockholders

Name	Number of Shares Owned

E. Malcolm B. Gosling	99,500

Gosling’s Limited	99,500

Castle Brands Inc.	801,000

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